Exhibit 99.1
Nordstrom Reports First Quarter 2022 Earnings
•Total Company sales increase 19 percent
•Both Nordstrom and Nordstrom Rack banners post double-digit sales growth
•Board of directors authorizes new $500 million share repurchase program
SEATTLE – May 24, 2022 – Nordstrom, Inc. (NYSE: JWN) today reported first quarter net earnings of $20 million and earnings per diluted share (“EPS”) of $0.13 for the quarter ended April 30, 2022. Excluding a gain on the sale of the Company’s interest in a corporate office building and an impairment charge related to a Trunk Club property, the Company posted an adjusted loss per share of $0.06.1
Additionally, first quarter EPS was negatively impacted by $0.05 as a result of discrete tax expenses, primarily related to stock-based compensation, which increased the quarterly effective tax rate by 19.3 percent of pretax earnings. The Company continues to expect a full-year income tax rate of approximately 27 percent.
For the first quarter, net sales increased 18.7 percent versus the same period in fiscal 2021, exceeding pre-pandemic sales levels, and gross merchandise value (“GMV”) increased 19.6 percent. During the quarter, Nordstrom banner net sales increased 23.5 percent and GMV increased 24.8 percent. Net sales for Nordstrom Rack increased 10.3 percent and continued to show sequential improvement towards pre-pandemic sales levels.
“Our focus on serving the customer through our interconnected model with Nordstrom and Nordstrom Rack, a scaled digital platform and a strong store fleet positioned us to capitalize on demand from customers who shopped for long-awaited occasions and refreshed their closets,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “In the first quarter, we drove strong topline growth with broad-based improvement across core categories and geographies. Importantly, we made progress on our strategic initiatives and continue to focus on increasing profitability on the path to achieving our financial targets.”
In the first quarter, core categories including men’s and women’s apparel, shoes and designer had the strongest growth against 2021 as customers refreshed their wardrobes for occasions such as social events, travel and return to office. Improvements were broad-based across regions, with urban stores having the strongest growth. Merchandise margins improved as a result of favorable pricing impacts and lower markdown rates.
“Customers remain at the center of everything we do and we continue to provide them with expanded and relevant choices and the differentiated service they expect from us, delivering on our commitment to get ‘closer to you’,” said Pete Nordstrom, president and chief brand officer of Nordstrom, Inc. “We’re pleased with the momentum we’re seeing in the business and excited about our plans for the upcoming Anniversary Sale. Looking ahead, we are committed to driving additional merchandise margin improvement and increasing supply chain productivity, to deliver incremental profitability while continuing to elevate the customer experience.”
As previously announced on May 18, 2022, the board of directors declared a quarterly cash dividend of $0.19 per share to be paid to shareholders of record at the close of business on May 31, 2022, payable on June 15, 2022. The board of directors also authorized a new $500 million share repurchase program on May 18, 2022.
FIRST QUARTER 2022 SUMMARY
•Total Company net sales increased 18.7 percent and GMV increased 19.6 percent compared with the same period in fiscal 2021.
•For the Nordstrom banner, net sales increased 23.5 percent, exceeding pre-pandemic levels, and GMV increased 24.8 percent compared with the same period in fiscal 2021.
•For the Nordstrom Rack banner, net sales increased 10.3 percent compared with the same period in fiscal 2021, and continued to show sequential improvement towards pre-pandemic sales levels.
•Digital sales were flat compared with the same period in fiscal 2021 as customers increasingly chose to shop in-store. Digital sales represented 39 percent of total sales during the quarter.
•Gross profit, as a percentage of net sales, of 32.8 percent increased 190 basis points compared with the same period
1Adjusted loss per share is a non-GAAP financial measure. Refer to the “Adjusted EBIT, Adjusted EBITDA and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

in fiscal 2021 due to leverage on buying and occupancy costs and improved merchandise margins from favorable pricing impacts and lower markdown rates.
•Ending inventory increased 23.7 percent compared with the same period in fiscal 2021, versus an 18.7 percent increase in sales. Approximately one-quarter of the change in inventory levels versus 2021 is due to pull-forward of Anniversary Sale receipts.
•Selling, general and administrative expenses, as a percentage of net sales, of 33.6 percent decreased 320 basis points compared with the same period in fiscal 2021 primarily due to leverage on higher sales.
•Earnings before interest and tax (“EBIT”) was $73 million in the first quarter of 2022, compared with loss before interest and taxes of $85 million during the same period in fiscal 2021, primarily due to higher sales volume and improved merchandise margins. Adjusted EBIT of $32 million for the first quarter of 2022 excluded a $51 million gain on the sale of the Company’s interest in a corporate office building and a $10 million impairment charge related to a Trunk Club property.2
•Interest expense, net, of $35 million decreased from $137 million during the same period in fiscal 2021 primarily as a result of a pretax debt refinancing charge of $88 million in the first quarter of 2021.
•Income tax expense was $18 million, or 46.8 percent of pretax earnings, compared with an income tax benefit of $56 million, or 25.4 percent of pretax loss, in the same period in fiscal 2021. Income tax expense in the first quarter of 2022 included discrete tax expense, primarily related to stock-based compensation, which increased the quarterly effective tax rate by 19.3 percent of pretax earnings. The Company continues to expect a full-year income tax rate of approximately 27 percent.
•The Company ended the first quarter with $1.3 billion in available liquidity, including $484 million in cash and the full $800 million available on its revolving line of credit. In May 2022, the Company entered into a new $800 million revolving credit agreement expiring in May 2027, replacing its previous revolving credit agreement that was scheduled to expire in September 2023.
STORES UPDATE
During and subsequent to the first quarter of 2022, the Company opened and announced plans to open and relocate the following stores:

City	Location	Square Footage (000s)	Timing of Opening
ASOS | Nordstrom
Los Angeles, CA	The Grove	20	May 20, 2022

Nordstrom Rack
Phoenix, AZ	Desert Ridge Marketplace	23.5	Fall 2022
Riverside, CA	Canyon Springs Marketplace	30	Fall 2022
Birmingham, AL	The Summit (relocation from River Ridge)	27	Spring 2023
Los Angeles, CA	NOHO West	26	Spring 2023
2Adjusted EBIT is a non-GAAP financial measure. Refer to the “Adjusted EBIT, Adjusted EBITDA and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

The Company had the following store counts as of quarter-end:

	April 30, 2022	May 1, 2021
Nordstrom
Nordstrom – U.S.	94	94
Nordstrom – Canada	6	6
Nordstrom Local service hubs	7	7
Nordstrom Rack
Nordstrom Rack – U.S.	240	241
Nordstrom Rack – Canada	7	7
Last Chance clearance stores	2	2
Total	356	357

Gross store square footage	27,555,000	27,605,000
FISCAL YEAR 2022 OUTLOOK
The Company is updating its outlook to reflect first quarter performance, including a gain on the sale of the Company’s interest in a corporate office building and an impairment charge related to a Trunk Club property, resulting in the following financial expectations for fiscal 2022:
•Revenue growth, including retail sales and credit card revenues, of 6 to 8 percent versus fiscal 2021
•EBIT margin of 5.8 to 6.2 percent of sales
•Adjusted EBIT margin of 5.6 to 6.0 percent of sales3
•Income tax rate of approximately 27 percent
•EPS of $3.38 to $3.68, excluding the impact of share repurchase activity, if any
•Adjusted EPS of $3.20 to $3.50, excluding the impact of share repurchase activity, if any3
•Leverage ratio of approximately 2.5 times by year-end
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss first quarter 2022 financial results and fiscal 2022 outlook at 4:45 p.m. EDT today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13729631, until the close of business on May 31, 2022.
ABOUT NORDSTROM
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we’re building on as we provide convenience and true connection for our customers. Our digital-first platform enables us to serve customers when, where and how they want to shop – whether that’s in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking
3Adjusted EBIT margin and adjusted EPS are non-GAAP financial measures. Refer to the “Forward-Looking Non-GAAP Measures” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial expectations.

statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended
	April 30, 2022	May 1, 2021
Net sales	$3,467	$2,921
Credit card revenues, net	102	88
Total revenues	3,569	3,009
Cost of sales and related buying and occupancy costs	(2,331)	(2,019)
Selling, general and administrative expenses	(1,165)	(1,075)
Earnings (loss) before interest and income taxes	73	(85)
Interest expense, net	(35)	(137)
Earnings (loss) before income taxes	38	(222)
Income tax (expense) benefit	(18)	56
Net earnings (loss)	$20	$(166)

Earnings (loss) per share:
Basic	$0.13	$(1.05)
Diluted	$0.13	$(1.05)

Weighted-average shares outstanding:
Basic	160.1	158.5
Diluted	162.9	158.5

Percent of net sales:
Gross profit	32.8%	30.9%
Selling, general and administrative expenses	33.6%	36.8%
Earnings (loss) before interest and income taxes	2.1%	(2.9%)

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	April 30, 2022	January 29, 2022	May 1, 2021
Assets
Current assets:
Cash and cash equivalents	$484	$322	$377
Accounts receivable, net	297	255	238
Merchandise inventories	2,426	2,289	1,961
Prepaid expenses and other	332	306	923
Total current assets	3,539	3,172	3,499

Land, property and equipment (net of accumulated depreciation of $7,834, $7,737 and $7,322)	3,505	3,562	3,642
Operating lease right-of-use assets	1,497	1,496	1,560
Goodwill	249	249	249
Other assets	384	390	383
Total assets	$9,174	$8,869	$9,333

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under revolving line of credit	$—	$—	$200
Accounts payable	1,898	1,529	1,676
Accrued salaries, wages and related benefits	241	383	330
Current portion of operating lease liabilities	250	242	246
Other current liabilities	1,198	1,160	1,056
Current portion of long-term debt	—	—	500
Total current liabilities	3,587	3,314	4,008

Long-term debt, net	2,854	2,853	2,847
Non-current operating lease liabilities	1,566	1,556	1,662
Other liabilities	578	565	650

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 160.5, 159.4 and 158.9 shares issued and outstanding	3,301	3,283	3,221
Accumulated deficit	(2,662)	(2,652)	(2,996)
Accumulated other comprehensive loss	(50)	(50)	(59)
Total shareholders’ equity	589	581	166
Total liabilities and shareholders’ equity	$9,174	$8,869	$9,333

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Quarter Ended
	April 30, 2022	May 1, 2021
Operating Activities
Net earnings (loss)	$20	$(166)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	152	162
Right-of-use asset amortization	47	43
Deferred income taxes, net	(13)	8
Stock-based compensation expense	19	22
Other, net	(45)	86
Change in operating assets and liabilities:
Accounts receivable	(18)	7
Merchandise inventories	(19)	(16)
Prepaid expenses and other assets	(24)	(126)
Accounts payable	233	(296)
Accrued salaries, wages and related benefits	(143)	(22)
Other current liabilities	40	7
Lease liabilities	(65)	(81)
Other liabilities	3	8
Net cash provided by (used in) operating activities	187	(364)

Investing Activities
Capital expenditures	(96)	(126)
Proceeds from the sale of assets and other, net	85	16
Net cash used in investing activities	(11)	(110)

Financing Activities
Proceeds from revolving line of credit	—	200
Proceeds from long-term borrowings	—	675
Principal payments on long-term borrowings	—	(600)
Increase (decrease) in cash book overdrafts	16	(17)
Cash dividends paid	(30)	—
Proceeds from issuances under stock compensation plans	8	7
Tax withholding on share-based awards	(8)	(13)
Make-whole premium payment and other, net	—	(85)
Net cash (used in) provided by financing activities	(14)	167

Effect of exchange rate changes on cash and cash equivalents	—	3
Net increase (decrease) in cash and cash equivalents	162	(304)
Cash and cash equivalents at beginning of period	322	681
Cash and cash equivalents at end of period	$484	$377

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Nordstrom brand includes Nordstrom.com, TrunkClub.com, Nordstrom-branded U.S. stores, Canada, which includes Nordstrom.ca, Nordstrom Canadian stores and Nordstrom Rack Canadian stores, and Nordstrom Local. Our Nordstrom Rack brand includes NordstromRack.com, Nordstrom Rack-branded U.S. stores and Last Chance clearance stores. The following table summarizes net sales for the first quarter of 2022, compared with the first quarter of 2021:

	Quarter Ended
	April 30, 2022	May 1, 2021
Net sales:
Nordstrom	$2,289	$1,854
Nordstrom Rack	1,178	1,067
Total net sales	$3,467	$2,921

Net sales increase:
Nordstrom	23.5%	36.7%
Nordstrom Rack	10.3%	59.5%
Total Company	18.7%	44.2%

Digital sales as % of total net sales[1]	39%	46%
1 Sales conducted through a digital platform such as our websites or mobile apps. Digital sales may be self-guided by the customer, as in a traditional online order, or facilitated by a salesperson using a virtual styling or selling tool. Digital sales may be delivered to the customer or picked up in our Nordstrom stores, Nordstrom Rack stores or Nordstrom Local service hubs. Digital sales also includes a reserve for estimated returns.

NORDSTROM, INC.
ADJUSTED EBIT, ADJUSTED EBITDA AND ADJUSTED EPS
(NON-GAAP FINANCIAL MEASURES)
(unaudited; amounts in millions except per share amounts)
Adjusted EBIT, Adjusted earnings (loss) before interest, income taxes, depreciation and amortization (“EBITDA”) and Adjusted EPS are key financial metrics and, when used in conjunction with GAAP measures, we believe they provide useful information for evaluating our core business performance, enable comparison of financial results across periods and allow for greater transparency with respect to key metrics used by management for financial and operational decision-making. Adjusted EBIT, Adjusted EBITDA and Adjusted EPS exclude certain items that we do not consider representative of our core operating performance. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBIT and Adjusted EBITDA is net earnings. The financial measure calculated under GAAP which is most directly comparable to Adjusted EPS is earnings (loss) per diluted share.
Adjusted EBIT, Adjusted EBITDA and Adjusted EPS are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for, net earnings, overall change in cash, earnings (loss) per share, earnings (loss) per diluted share or other financial measures performed in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ financial measures and therefore may not be comparable to methods used by other companies.
The following is a reconciliation of net earnings (loss) to Adjusted EBIT and Adjusted EBITDA:

	Quarter Ended
	April 30, 2022	May 1, 2021
Net earnings (loss)	$20	$(166)
Add (Less): income tax expense (benefit)	18	(56)
Add: interest expense, net	35	137
Earnings (loss) before interest and income taxes	73	(85)

Less: gain on sale of interest in a corporate office building	(51)	—
Add: Trunk Club property impairment	10	—
Adjusted EBIT	32	(85)

Add: depreciation and amortization expenses	152	162
Less: amortization of developer reimbursements	(18)	(20)
Adjusted EBITDA	$166	$57
The following is a reconciliation of earnings (loss) per diluted share to Adjusted EPS:

	Quarter Ended
	April 30, 2022	May 1, 2021
Earnings (loss) per diluted share[1]	$0.13	$(1.05)
Add: debt refinancing charges included within interest expense, net	—	0.56
Less: gain on sale of interest in a corporate office building	(0.32)	—
Add: Trunk Club property impairment	0.06	—
Add (Less): income tax impact on adjustments[2]	0.07	(0.15)
Adjusted EPS	$(0.06)	$(0.64)
1 Due to the anti-dilutive effect resulting from the adjusted net loss, the impact of potentially dilutive shares on the adjusted per share amounts has been omitted from the calculation of weighted-average shares for earnings (loss) per share for the quarters ended April 30, 2022 and May 1, 2021.
2 The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate for the respective non-GAAP adjustment.

NORDSTROM, INC.
FISCAL YEAR 2022 FORWARD-LOOKING NON-GAAP MEASURES
(NON-GAAP FINANCIAL MEASURES)
(unaudited)
The Company’s adjusted EBIT as a percent of net sales (“adjusted EBIT margin”) and adjusted EPS outlook for fiscal year 2022 excludes the impacts from certain items that we do not consider representative of our core operating performance. These items include the expected full fiscal year 2022 impact associated with a gain on the sale of the Company’s interest in a corporate office building and an impairment charge related to a Trunk Club property recognized in the first quarter of 2022.
The following is a reconciliation of net earnings as a percent of net sales to adjusted EBIT margin included within our Fiscal Year 2022 Outlook:

	52 Weeks Ending January 28, 2023
	Low	High
Expected net earnings as a % of net sales	3.6%	3.9%
Add: income tax expense	1.3%	1.4%
Add: interest expense, net	0.9%	0.9%
Expected earnings before interest and income taxes as a % of net sales	5.8%	6.2%

Less: gain on sale of interest in a corporate office building	(0.3%)	(0.3%)
Add: Trunk Club property impairment	0.1%	0.1%
Expected adjusted EBIT margin	5.6%	6.0%
The following is a reconciliation of earnings per diluted share to adjusted EPS included within our Fiscal Year 2022 Outlook:

	52 Weeks Ending January 28, 2023
	Low	High
Expected earnings per diluted share	$3.38	$3.68
Less: gain on sale of interest in a corporate office building	(0.31)	(0.31)
Add: Trunk Club property impairment	0.06	0.06
Add: income tax impact on adjustments	0.07	0.07
Expected adjusted EPS	$3.20	$3.50

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and we believe it is an important indicator of shareholders’ return over the long term.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following is a reconciliation of return on assets to Adjusted ROIC:

	Four Quarters Ended
	April 30, 2022	May 1, 2021
Net earnings (loss)	$364	$(334)
Add (Less): income tax expense (benefit)	142	(269)
Add: interest expense	145	285
Earnings (loss) before interest and income tax expense	651	(318)

Add: operating lease interest[1]	86	93
Adjusted net operating profit (loss)	737	(225)

(Less) Add: estimated income tax (expense) benefit[2]	(206)	100
Adjusted net operating profit (loss) after tax	$531	$(125)

Average total assets	$9,228	$9,637
Less: average deferred property incentives in excess of operating lease right-of-use (ROU) assets[3]	(223)	(265)
Less: average non-interest bearing current liabilities	(3,347)	(3,095)
Average invested capital	$5,658	$6,277

Return on assets	3.9%	(3.5%)
Adjusted ROIC	9.4%	(2.0%)
1 Operating lease interest is a component of operating lease cost recorded in occupancy costs. We add back operating lease interest for purposes of calculating adjusted net operating profit for consistency with the treatment of interest expense on our debt.
2 Estimated income tax (expense) benefit is calculated by multiplying the adjusted net operating profit (loss) by the effective tax rate for the trailing twelve month periods ended April 30, 2022 and May 1, 2021. The effective tax rate is calculated by dividing income tax expense (benefit) by earnings (loss) before income taxes for the same trailing twelve month periods.
3 For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities and reduce average total assets, as this better reflects how we manage our business.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our creditworthiness which could impact our credit rating and borrowing costs. This metric is calculated in accordance with the updates in our new Revolver covenant and is a key component in assessing whether our revolving credit facility is secured or unsecured, as well as our ability to make dividend payments and share repurchases. Our goal is to manage debt levels to achieve and maintain investment-grade credit ratings while operating with an efficient capital structure.
Subsequent to April 30, 2022, we replaced our Revolver which was set to expire in September 2023 with a new Revolver dated May 6, 2022. Under the new Revolver, the covenant calculation was updated to reflect the current lease standard (ASC 842). This change in our Revolver covenant did not have a material impact on our Adjusted Debt to EBITDAR.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of debt to net earnings to Adjusted Debt to EBITDAR:

April 30, 2022
Debt	$2,854
Add: operating lease liabilities	1,816
Adjusted Debt	$4,670

Four Quarters Ended April 30, 2022
Net earnings	$364
Add: income tax expense	142
Add: interest expense, net	144
Adjusted earnings before interest and income taxes	650

Add: depreciation and amortization expenses	604
Add: operating lease cost	269
Add: amortization of developer reimbursements[1]	76
Less: other Revolver covenant adjustments[2]	(32)
Adjusted EBITDAR	$1,567

Debt to Net Earnings	7.8
Adjusted Debt to EBITDAR	3.0
1 Amortization of developer reimbursements is a non-cash reduction of Operating Lease Cost and is therefore added back to Operating Lease Cost for purposes of our Revolver covenant calculation.
2 Other adjusting items to reconcile net earnings to Adjusted EBITDAR as defined by our Revolver covenant include interest income and certain non-cash charges and other gains and losses where relevant. For the four quarters ended April 30, 2022, other Revolver covenant adjustments included a $51 gain on sale of the Company’s interest in a corporate office building.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by (used in) operating activities. The following is a reconciliation of net cash provided by (used in) operating activities to Free Cash Flow:

	Quarter Ended
	April 30, 2022	May 1, 2021
Net cash provided by (used in) operating activities	$187	$(364)
Less: capital expenditures	(96)	(126)
Add (Less): change in cash book overdrafts	16	(17)
Free Cash Flow	$107	$(507)

INVESTOR CONTACT:	Heather Hollander
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com